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EXHIBIT 10.5

                             SECOND AMENDMENT TO THE
                         CITIZENS & NORTHERN CORPORATION
                            1995 STOCK INCENTIVE PLAN

         1. Purpose. The purpose of this Second Amendment ("Second Amendment") to the Citizens & Northern Corporation 1995 Stock Incentive Plan (the "Plan") is to adopt a change to the Plan as a result of a recommendation by the Executive Committee of the Board of Directors ("Board") of Citizens & Northern Corporation. All terms, conditions and provisions of the Plan unless specifically modified herein are valid and enforceable.

         2. Amended Provision. Paragraph 3 of the Citizens & Northern Corporation 1995 Stock Incentive Plan, as amended, is further amended to increase the number of issuable shares from 180,000 to 400,000, thereby modifying the first sentence thereof to provide as follows:

                  The shares of stock that may be issued under the Plan shall not exceed in the aggregate four hundred thousand (400,000) shares of the Corporation's common stock, par value $1.00 per share (the "Stock"), as may be adjusted pursuant to paragraph 18 hereof.

         3. Effective Date. This Second Amendment shall become effective as of the date it is adopted by the Board, so long as the stockholders of Citizens & Northern Corporation approve it within twelve (12) months after the date of the Board's adoption.